Exhibit 99.1

TURTLE BEACH REPORTS STRONG FIRST QUARTER 2020 RESULTS

AND RAISES FULL-YEAR OUTLOOK

San Diego, CA – May 7, 2020 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming audio and accessory brand, reported financial results for the first quarter ended March 31, 2020.

First Quarter Summary vs. Year-Ago Quarter:

●	Net revenue was $35.0 million ($35.1 million in constant currency) versus $44.8 million;
●	Net loss of $3.6 million, or $(0.25) per diluted share, compared to net income of $3.1 million, or $0.09 per diluted share; and
●	Adjusted EBITDA was $(2.7) million compared to $4.3 million.

Management Commentary

“During the first quarter, as consumers around the world stayed home to help contain COVID-19,  we saw strong demand for our products including record-setting retail sales and significant market share gains in March, which drove results that exceeded our expectations across all key financial metrics,” said Juergen Stark, CEO, Turtle Beach. “Our headsets are also well-suited for learning and working remotely via video or audio conferencing, which we believe further increased demand. While we expect the increased demand for headsets may subside once stay-at-home measures are relaxed, we believe our sales for the year will exceed our prior forecast.

“According to NPD, U.S. retail sales of console headsets in the month of March for both the industry and for Turtle Beach were the highest ever, including in March of 2018, which was the start of the battle royale surge. The 39% increase in market sales for March partially offset the expected declines in January and February, resulting in total console gaming headset sales in the first quarter declining only 4% year-over-year. In addition to the industry’s March surge in U.S. console headset sales, we gained over 500 basis points in revenue share in March, resulting in 57% growth in the U.S. retail sales of our headsets compared to March of 2019.

“We believe these results continue to be a testament to our strong brand, excellent products and our execution at retail. This is especially true in times like these, where retail, supply chain and operational execution can make a big difference both to us and to our retail partners.

“While it is not clear at this point how long this increased demand will continue, we now expect full year revenues, adjusted EBITDA and net income per diluted share to exceed our earlier forecasts. We recognize that these are unprecedented times and that consumer demand and retail

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

supply logistics could fluctuate depending on the course of the pandemic and the response by governments and consumers.”

First Quarter 2020 Financial Results

Net revenue in the first quarter of 2020 was $35.0 million compared to $44.8 million in the year-ago quarter. The decrease was the result of the expected decline from the record levels of demand in the prior year quarter due to the battle royale-driven increase in users throughout the prior year  and a strong slate of triple-A game releases in holiday 2018. In addition, the overall market for console gaming accessories this quarter was expected to be lower due to the announcements of new Xbox and PlayStation consoles coming later this year. These impacts were partially offset by the increased sales in March due to state and local stay-at-home orders. On a constant currency basis, revenue in the first quarter of 2020 was $35.1 million.

Gross margin in the first quarter of 2020 was 30.8% compared to 33.0% in the first quarter of 2019. This expected decrease was primarily due to the continued impact of tariffs and a decline in volume-based fixed cost leverage, partially offset by a more favorable business mix.

Operating expenses in the first quarter of 2020 were $15.8 million compared to $13.0 million in the 2019 period, with the increase due primarily to the inclusion of costs associated with the acquisition of ROCCAT, which was completed in May of 2019.

Net loss in the first quarter of 2020 was $3.6 million compared to net income of $3.1 million in the year-ago quarter. The decline was primarily driven by the expected decline in revenue and the expected increase in operating expenses.

Net loss per share in the first quarter of 2020 was $0.25 on 14.5 million weighted average diluted shares outstanding, compared to net income per share of $0.09 on 16.3 million weighted average diluted shares outstanding in the year-ago quarter.

Adjusted net loss (as defined below in “Non-GAAP Financial Measures”) in the first quarter of 2020 was $3.4 million, or $(0.23) per diluted share, compared to adjusted net income of $2.2 million, or $0.13 per share, in the corresponding period in 2019.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the first quarter of 2020 was $(2.7) million compared to $4.3 million in the year-ago quarter.

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

Balance Sheet Highlights

At March 31, 2020, the Company had $8.7 million of cash and cash equivalents with $0.3 million of outstanding debt under its revolving line of credit. This compares to $10.2 million of cash and cash equivalents with no outstanding debt under its revolving credit facility at March 31, 2019.

Revised 2020 Outlook

For the second quarter of 2020, the Company expects revenue to range between $42 million and $47 million. Adjusted EBITDA is expected to range between $(2.0) million and breakeven. Net loss per diluted share is expected to range between $(0.27) and $(0.17), and adjusted loss per diluted share is expected to range between $(0.24) and $(0.14), both reflecting the aforementioned revenue and EBITDA forecasts. Per share figures for the second quarter of 2020 assume approximately 14.5 million diluted shares outstanding.

For the full year 2020, the Company now expects revenue to range between $224 million and $234 million (versus the prior range of $214 million to $224 million). The annual revenue forecast reflects an anticipated decline in the overall console headset market ahead of the new console launches partially offset by increased demand resulting from stay-at-home orders. Adjusted EBITDA is now expected to range between $9 million and $14 million (versus the prior range of $5 million and $10 million), reflecting the higher expected revenues for the year and the continuation of planned marketing and new product-related investments of approximately $9 million to expand the Company’s position in the PC accessories market. Net income(loss) per diluted share is now expected to range between $(0.22) and $0.03, compared to prior guidance of a range of $(0.46) to $(0.13). Adjusted net income(loss) per diluted share is expected to range between $(0.16) and $0.09, compared to prior guidance of a range of $(0.45) to $(0.12), both reflecting the aforementioned revenue and EBITDA forecasts. Per share figures for the full year 2020 assume approximately 15 million diluted shares outstanding.

With respect to the Company's adjusted EBITDA outlook for the second quarter and full year 2020, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

Conference Call Details

Turtle Beach Corporation will hold a conference call today, May 7, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its first quarter 2020 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, May 7, 2020

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 4991222

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through May 14, 2020.

Toll-Free Replay Number: (855) 859-2056

International Replay Number: (404) 537-3406

Replay ID: 4991222

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, adjusted net income, and constant currency revenue, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding (i) integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). “Constant currency revenue” is defined by the Company as revenue excluding the impacts of fluctuations in exchange rates from prior periods. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months ended March 31, 2020 and 2019.

About Turtle Beach Corporation

Turtle Beach (www.turtlebeach.com) is a leading gaming audio and accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand and market leader in console gaming audio for over 10 years running. In 2019 Turtle Beach acquired ROCCAT, a leading PC accessories brand that combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach provides award-winning keyboards and mice for PC gamers. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend,” “forecast” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions including the impact of  the global coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities, risks relating to, and uncertainty caused by or resulting from, the COVID-19 pandemic, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Gateway Investor Relations	Sr. Director – PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	March 31,	December 31,
	2020	2019
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$8,733	$8,249
Accounts receivable, net	12,402	44,530
Inventories	39,291	45,711
Prepaid expenses and other current assets	5,172	4,057
Total Current Assets	65,598	102,547
Property and equipment, net	4,002	3,962
Deferred income taxes	9,316	7,439
Goodwill	8,515	8,515
Intangible assets, net	5,740	6,011
Other assets	2,563	2,877
Total Assets	$95,734	$131,351
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$301	$15,655
Accounts payable	11,503	22,511
Other current liabilities	20,786	26,422
Total Current Liabilities	32,590	64,588
Deferred income taxes	140	153
Other liabilities	3,021	3,223
Total Liabilities	35,751	67,964
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 14,506,140 and 14,488,152 shares issued and outstanding as of March 31, 2020 and 2019, respectively	15	14
Additional paid-in capital	177,745	176,776
Accumulated deficit	(117,074)	(113,519)
Accumulated other comprehensive income (loss)	(703)	116
Total Stockholders’ Equity	59,983	63,387
Total Liabilities and Stockholders’ Equity	$95,734	$131,351

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended
	March 31,	March 31,
	2020	2019
Net revenue	$35,007	$44,846
Cost of revenue	24,222	30,059
Gross profit	10,785	14,787
Operating expenses:
Selling and marketing	7,648	6,881
Research and development	2,427	1,456
General and administrative	5,723	4,649
Total operating expenses	15,798	12,986
Operating income (loss)	(5,013)	1,801
Interest expense	169	244
Other non-operating expense (income), net	197	(1,662)
Income (loss) before income tax	(5,379)	3,219
Income tax expense (benefit)	(1,824)	164
Net income (loss)	$(3,555)	$3,055

Net income (loss) per share
Basic	$(0.25)	$0.21
Diluted	$(0.25)	$0.09
Weighted average number of shares:
Basic	14,495	14,336
Diluted	14,495	16,260

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Three Months Ended
	March 31, 2020	March 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES	$17,526	$40,962

CASH FLOWS FROM INVESTING ACTIVITIES	(890)	(557)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	48,426	48,119
Repayment of revolving credit facilities	(63,780)	(85,504)
Proceeds from exercise of stock options and warrants	18	23
Repurchase of common stock to satisfy employee tax withholding obligations	(48)	(101)
Net cash used for financing activities	(15,384)	(37,463)
Effect of exchange rate changes on cash and cash equivalents	(768)	136
Net increase (decrease) in cash and cash equivalents	484	3,078
Cash and cash equivalents - beginning of period	8,249	7,078
Cash and cash equivalents - end of period	$8,733	$10,156

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended
	March 31, 2020	March 31, 2019
Net Income (Loss)
GAAP Net Income (Loss)	$(3,555)	$3,055

Adjustments, net of tax:
Gain on financial instrument obligation	—	(1,601)
Acquisition integration costs	175	721
Non-GAAP Earnings	$(3,380)	$2,175

Diluted Earnings Per Share
GAAP- Diluted	$(0.25)	$0.09

Gain on financial instrument obligation	—	—
Acquisition integration costs	0.02	0.04
Non-GAAP- Diluted	$(0.23)	$0.13

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	March 31, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$35,007	$-	$-	$-	$-	$35,007
Cost of revenue	24,222	(590)	-	(58)	-	23,574
Gross Profit	10,785	590	-	58	-	11,433

Operating expenses	15,798	(443)	(222)	(941)	(281)	13,911

Operating income (loss)	(5,013)	1,033	222	999	281	(2,478)

Interest expense	169
Other non-operating expense (income), net	197				(21)	176

Income (loss) before income tax	(5,379)
Income tax benefit	(1,824)
Net loss	$(3,555)			Adjusted EBITDA		$(2,654)

(1)	Other includes certain business acquisition costs and change in fair value of contingent consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	March 31, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$44,846	$-	$-	$-	$-	$44,846
Cost of revenue	30,059	(352)	-	125	-	29,832
Gross Profit	14,787	352	-	(125)	-	15,014

Operating expenses	12,986	(688)	(62)	(647)	(780)	10,809

Operating income	1,801	1,040	62	522	780	4,205

Interest expense	244
Other non-operating expense (income), net	(1,662)				1,601	(61)

Income before income tax	3,219
Income tax expense	164
Net income	$3,055			Adjusted EBITDA		$4,266

(2) Other includes certain business acquisition costs and a gain (loss) on financial instrument obligation.